FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

This First Amendment to Revolving Credit Agreement made this 20th day of February 1998, among HACH COMPANY, a Delaware corporation, and HACH EUROPE S.A./N.V., A Belgian limited liability company (collectively the "Borrower"), and U.S. BANK NATIONAL ASSOCIATION f/k/a COLORADO NATIONAL BANK ("Lender").

Whereas, the parties have heretofore entered into that certain Revolving Credit Agreement dated as of July 7, 1997, (the "Agreement"); and

Whereas, the parties desire to amend the Agreement as hereinafter provided.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

     1. Effective January 5, 1998, the following definition is amended in its entirety to read as follows:

          "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date, the rate per annum obtained by dividing (i) the London Interbank Offered Rate (expressed as a rate per annum and rounded upward to the nearest 1/16 of one percent) appearing on the Telerate system (as quoted by the Bank's standard administrative procedures) on such Interest Rate Determination Date for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to the Interest Period for which such Adjusted Eurodollar Rate will apply by (ii) a percentage equal to 100% minus the actual rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) actually imposed on the Bank on such Interest Rate Determination Date.

     2.   The following is added as Section 8.7(g):

          (g) Liens of an entity acquired by the Borrower which exist at the time of acquisition, provided that:

               (i) such entity is maintained as a separate corporate or other limited liability subsidiary; and

               (ii) such lien is nonrecourse to Borrower or its assets.

     3. Unless otherwise provided herein, the defined terms shall have their ascribed meanings as provided in the Agreement.

     4.   This Amendment may be executed in counterparts.

     5. The Agreement, as amended hereby, and the Note is hereby ratified and confirmed between the parties.
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In  witness  whereof,   the  parties  have  executed  this  First  Amendment  to
Warehousing Credit and Security Agreement as of the day and year first-above written.

COMPANY:

HACH EUROPE S.A./N.V.,
a Belgian limited liability company

By: /s/ Bruce J. Hach
    ----------------------------------------------------
    Bruce J. Hach, President and Chief Executive Officer

HACH COMPANY

By: /s/ Bruce J. Hach
    ----------------------------------------------------
    Bruce J. Hach, President and Chief Executive Officer


LENDER:

U.S. BANK NATIONAL ASSOCIATION
f/n/a COLORADO NATIONAL BANK

By: /s/ Brian T. McKinney
    ---------------------------------
    Brian T. McKinney, Vice President